Exhibit 10.1

***Text Omitted and Filed Separately

With Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2 of the

Securities Exchange Act of 1934, as amended.

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement is entered into as of this 29th day of August 2013 (the “Effective Date”), by and among Technion Research and Development Foundation Ltd., a company formed under the laws of Israel, having a place of business at the Technion City, Haifa 32000, Israel (“TRDF”) and Eloxx Pharma Ltd., a company formed under the laws of Israel, having a place of business at 14 Shenkar St. Herzelia, Israel (“Licensee”).

WHEREAS, TRDF is the wholly-owned subsidiary of the Technion – Israel Institute of Technology (the “Technion”) and serves as its technology licensing arm;

WHEREAS, Professor Timor Baasov of the Technion and member of his laboratory at the Technion have developed certain technology relating to aminoglycosides and the redesign of aminoglycosides for the treatment of human genetic diseases caused by premature stop mutations;

WHEREAS, Licensee wishes to fund further research in Professor Baasov’s laboratory relating to such technology;

WHEREAS, Licensee wishes to obtain a license with respect to such technology and with respect to the results of such research in order to develop and commercialize products based thereon;

WHEREAS, TRDF desires to have products based on such technology and results developed and commercialized to benefit the public; and

WHEREAS, Licensee has represented to TRDF, in order to induce TRDF to enter into this Agreement, that Licensee shall commit itself to diligent efforts to develop and commercialize such products.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1. “Affiliate” means, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or

***Confidential Treatment Requested

more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.

1.2. “Background Patent Rights” means: (a) the patents and patent applications listed in Exhibit A; (b) any patent or patent application that claims priority to and is divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e);

1.3. “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.4. “Consulting Results” means any and all data, materials, compositions, methods, processes, analyses, formulae and information generated, conceived or created by the Principal Investigator (during his employment with the Technion or within one year thereafter) in the performance of services for Licensee.

1.5. “Covered Compound” means any compound: (a) the making, using or selling of which falls within the scope of a Valid Claim; and/or (b) that is/was identified, developed and/or made, at any stage of development or manufacture, with or through the use of, or that incorporates, TRDF Results, and/or Technology Transfer Material; and/or (c) that is/was developed by or on behalf of a Related Party through the use or modifications of a Covered Compound described in (a) or (b).

1.6. “Development Milestones” means the development and commercialization milestones set forth in Exhibit B.

1.7. “Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit C, as such plan may be adjusted from time to time pursuant to Section 5.2.

1.8. “Field” means the prevention, diagnosis or treatment of any human disease or condition.

1.9. “First Commercial Sale” means the date of the first sale by Licensee, its Affiliate or a Sublicensee of a Licensed Product to a third party for end use or consumption of such Licensed Product following receipt of any required Marketing Authorization in the country in which such Licensed Product is sold. For clarity, sales or other distribution for (a) use in clinical trials, compassionate use, use in named patient or expanded access programs or use in similar instances in which products may be provided to patients prior to approval of an NDA or BLA or (b) provision of samples for test marketing or similar purposes shall not be deemed “First Commercial Sale”.

1.10. “Invention” means any patentable invention or discovery (a) that is conceived and reduced to practice in the performance of the Research during the Research Period (“Research Invention”) and/or (b) conceived and/or reduced to practice by the Principal Investigator (during his employment with the Technion or within one year thereafter) in the performance of services for Licensee (“Consulting Invention”).

1.11. “Joint Invention” means any Invention for which:

(a) one or more inventors is a member of the TRDF Team; and

(b) one or more inventors is an employee, consultant or contractor of Licensee (other than members of the TRDF Team and any other person subject to the Technion’s intellectual property policy).

Inventorship of Inventions shall be determined in accordance with Section 3.2 below.

1.12. “Joint Patent Rights” means, in each case solely to the extent the claims are directed to the subject matter of such Joint Invention: (a) any patents and patent applications that claim any Joint Invention; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications described in (a) through (e).

1.13. “Licensed Product” means any product for use in the Field that incorporates a Covered Compound, in any and all forms, presentations, formulations and dosage forms.

1.14. “Licensee Consulting Results” means Consulting Results (other than Inventions) generated jointly by the Principal Investigator and one or more employee(s), consultant(s) or contractor(s) of Licensee (other than members of the TRDF Team and any other person subject to the Technion’s intellectual property policy).

1.15. “Major Country” any of the following: the United States; Germany; the United Kingdom; France; Italy; Spain; and Japan.

1.16. “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in a country.

1.17. “Net Sales” means the gross amount billed or invoiced by or on behalf of a Related Party on sales, leases or other transfers of Licensed Products, less the following to the extent applicable on such sales, leases or other transfers, or and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Related Party; (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Related Party, but not including any tax levied with respect to income; provided that:

1.17.1. in any transfers, or provision, of Licensed Products between a Related Party and another Related Party not for the purpose of resale by such other Related Party, Net Sales shall be equal to the fair market value of the Licensed Products so transferred or provided, assuming an arm’s length transaction made in the ordinary course of business, and

1.17.2. in the event that a Related Party receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of the Related Party, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by a Related Party to another Related Party for resale by such Related Party shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Related Party on resale of such Licensed Products to a third party purchaser.

1.18. “Non-Royalty Sublicense Income” means any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense, other than: (i) royalties based on Net Sales; (ii) amounts received to cover actual, documented, direct costs incurred by Licensee during defined periods in the performance of research or development activities under a Sublicense agreement in connection with a Licensed Product, as indicated by inclusion as specific line items in a written agreement between Licensee and such Sublicensee (to the extent such costs are not actually incurred by Licensee during the defined periods in accordance with such Sublicense agreement, such amounts shall be deemed Sublicense Income). In the event that Licensee or an Affiliate of Licensee receives, in connection with a Sublicense, either (i) non-cash consideration or (ii) consideration not at arm’s length, Non-Royalty Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.19. “Patent Rights” means any TRDF Patent Rights and any Joint Patent Rights.

1.20. “Phase II Clinical Trial” means a human clinical trial in any country conducted to evaluate the effectiveness of a therapeutic product, for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the therapeutic product. In the United States, “Phase II Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.21. “Pivotal Study” means a human clinical study, including any Phase III or Phase II/III Clinical Trial(but excluding, for the avoidance of doubt, any clinical study the successful completion of which does not, by itself, provide the data necessary to support Marketing Authorization for a Licensed Product, e.g. Phase II Clinical Trials), the results of which, if the study endpoints are met, would provide the last data necessary to support Marketing Authorization for a Licensed Product in a Major Country. A Pivotal Study shall be deemed to have commenced when the first patient has been dosed in such study or, in the case of a study determined by the Regulatory Authority to meet the criteria of a Pivotal Study as set forth above after the first patient has been dosed, when such study is determined to meet such criteria.

1.22. “Principal Investigators” means Professor Timor Baasov or such other principal investigator(s) who may replace either of them pursuant to Section 2.1.2.

1.23. “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.

1.24. “Related Party” means Licensee, Affiliates of Licensee, Sublicensees and Affiliates of Sublicensees.

1.25. “Research” means the research conducted during the Research Period by the TRDF Team under the terms of this Agreement in accordance with the Research Plan.

1.26. “Research Period” means a period (a) commencing on              and (b) ending 12 months thereafter, which period may be subsequently extended on a yearly basis by mutual consent of the parties in writing, subject to the approval of the Board of Directors of Licensee, Licensee’s then current work plans and needs and agreement by the parties on an expansion to the Research Plan and appropriate funding.

1.27. “Research Plan” means the research plan attached hereto as Exhibit D, as may be amended from time to time by the mutual written agreement of the parties, which sets forth the research to be undertaken by the TRDF Team under the direction of the Principal Investigator during the Research Period.

1.28. “Research Results” means any and all data, materials, compositions, methods, processes, analyses, formulae and information generated, conceived or created by members of the TRDF Team (alone or together with others) in the performance of the Research.

1.29. “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use of any of the Patent Rights or Technology Transfer Material or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given, agreement entered into or obligations undertaken is referred to or is described as a sublicense. It is hereby acknowledged that Licensee may enter into one or more agreements with F. Hoffmann-La Roche Ltd. or any of its Affiliates (together “Roche”) pursuant to which Roche may fund research and development activities relating to Licensed Products, which agreement(s) do(es) not grant any license, nor other right nor an option to obtain a license or other right, under or with respect to or permitting any use of any of the Patent Rights or Technology Transfer Material or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products, and that such agreements which do not grant any such rights shall not be regarded as a Sublicense for the purpose hereof.

1.30. “Sublicensee” means any person or entity granted a Sublicense.

1.31. “Sublicensee Net Sales” means Net Sales generated by a Sublicensee or an Affiliate of a Sublicensee.

1.32. “TRDF Consulting Results” means Consulting Results for which each creator is a member of the TRDF Team.

1.33. “TRDF Invention” means any Invention for which each inventor is a member of the TRDF Team.

1.34. “TRDF New Patent Rights” means, in each case to the extent the claims are directed to the subject matter of such TRDF Invention: (a) any patents and patent applications that claim any TRDF Invention, in each case solely; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent

(including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications described in (a) through (e).

1.35. “TRDF Patent Rights” means the Background Patent Rights and the TRDF New Patent Rights.

1.36. “TRDF Results” means all Research Results and all TRDF Consulting Results.

1.37. “TRDF Team” means the Principal Investigator and those faculty members, research fellows, students, technicians, scientists and/or other individuals working at or on behalf of the Technion or TRDF on the Research.

1.38. “Technology Transfer Material” means (a) the protocols, methods, data and other materials described in Exhibit E and (b) the TRDF Results.

1.39. “Valid Claim” means: (a) a claim of an issued and unexpired patent within the TRDF Patent Rights or Joint Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction; unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) lost through an interference proceeding; and (b) a pending claim of a pending patent application within the TRDF Patent Rights or Joint Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refilling.

2.	Research

2.1. Performance of Research.

2.1.1 TRDF shall cause the Technion to perform the Research in accordance with the Research Plan; however, TRDF and the Technion make no warranties or representations regarding the achievement of any particular results.

2.1.2 The Research will be directed and supervised by the Principal Investigator, who shall have primary responsibility for the performance of the Research. If the Principal Investigator ceases supervising the Research for any reason, TRDF will notify Licensee promptly, and TRDF shall endeavor to find a Technion scientist or scientists acceptable to Licensee, in Licensee’s sole discretion, to continue the supervision of the Research in place of such Principal Investigator. If TRDF is unable to find a replacement scientist or scientists acceptable to Licensee within thirty (30) days after the Principal Investigator ceases to supervise the Research, Licensee shall have the right to terminate the funding of the Research. Licensee shall promptly advise TRDF in writing if Licensee so elects. Such termination of funding shall terminate TRDF’s and the Technion’s obligations pursuant to Section 2.1.1 above, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. Nothing contained in this Section 2.1.2, shall be deemed to impose an obligation on TRDF or Technion to successfully find a replacement for the Principal Investigator. Upon such termination, any amounts actually paid by the Licensee on account of tasks which have not been performed, less any obligations taken by TRDF or the Technion that cannot be canceled, shall be refunded to the Licensee.

2.2 Funding.

2.2.1 Licensee shall fund the Research in the total amount of at least Fifty Thousand US Dollars ($50,000) per year during the Research Period. The exact amount of research funding per year of the Research Period will be agreed upon by the parties in good faith prior to the beginning of each year of the Research Period, based on Licensee’s research and development needs and the approval of Licensee’s Chief Executive Officer and Board of Directors.

2.2.2. With respect to each year of the Research Period, the agreed upon funding for such year will be paid in two equal installments, the first of which will be paid prior to the commencement of such year and the second of which will be paid within six months thereafter.

2.2.3. TRDF and the Technion shall not be obligated to incur costs or expend funds to conduct the Research in excess of the total amount paid by Licensee under Sections 2.2.1 and 2.2.2.

2.2.4. Nothing in this Agreement shall be interpreted to prohibit TRDF, the Technion or the Principal Investigator from seeking and receiving funding from non-commercial sources, including government agencies and foundations, or from commercial entities for non-commercial purposes, to further support the Research; provided that such funding shall not be on terms that give such entity(ies) any rights to any Results or Inventions in the Field, unless agreed to in advance by Licensee. TRDF shall notify Licensee upon such application for and receiving any such funding, which notice shall include a copy of any notices awarding such funding. Licensee acknowledges that it is aware that the Principal Investigator has on-going research programs involving Covered Compounds that is being funded by the National Institute of Health (US) (the “NIH”), under sub-wards from the University of Alabama and the University of Michigan (copies of which have been provided to Licensee) and that it is possible that such research programs will overlap with the Research. Licensee understands that in the case of any such overlap, the work product of such research will be subject to the terms and conditions of such sub-awards, including certain obligations under 35 U.S.C. §§ 200-212 in the case of any TRDF Inventions that are also “subject invention” as defined in 35 U.S.C. §201.

2.3 Reports. Within thirty (30) days after the end of every six (6) month period during the Research Period, the Principal Investigator shall provide Licensee with a written report summarizing Research Results obtained during the preceding six (6) month period, which report shall include all raw data and logs collected and generated in the course of the performance of the Research. In addition, Licensee’s representatives (including any authorized subcontractors) shall have the right, upon reasonable notice and prior coordination with the Principal Investigator, to visit Principal Investigator’s lab at the Technion, in order to observe the conduct of the Research, review records and conduct of the Research, and discuss the progress of the Research with the Principal Investigator or any member of the TRDF Team.

2.4 Publications.

2.4.1 TRDF and Licensee recognize the traditional freedom of all scientists to publish and present promptly the results of their research. TRDF and Licensee also recognize that obtaining patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Therefore, TRDF shall ensure that no publications in writing, in scientific journals or orally at scientific conventions disclosing Results are published by it or its researchers, without first complying with procedure set forth below.

2.4.2 TRDF will ensure that each proposed manuscript containing Results shall be submitted to Licensee at least thirty (30) days prior to initial submission for publication, and abstracts will be submitted to Licensee at least fourteen (14) days prior to proposed publication, for the purpose of enabling Licensee’s review for Inventions with respect to which Licensee wishes TRDF to file patent applications.

2.4.3 If Licensee has reason to believe that any such manuscript or abstract reveals an Invention, Licensee may so notify TRDF in writing prior to expiration of the thirty (30) day period or fourteen (14) days period, as applicable, specified in Section 2.5.2. If Licensee so notifies TRDF, TRDF shall cause the Principal Investigator to delay publication for the purpose of enabling TRDF to file a patent application until the earliest to occur of: (a) a patent application has been filed with respect to such potentially patentable Invention; (b) TRDF and Licensee have determined that the relevant Invention is not patentable; or (c) sixty (60) days have elapsed from the date of Licensee’s notification under this Section 2.4.3.

3.	Rights and Title.

3.1 Title.

3.1.1 The entire right, title and interest in and to all Technology Transfer Material, all TRDF Inventions and all TRDF Patent Rights shall be owned solely and exclusively by the TRDF.

3.1.2 The entire right, title and interest in and to all Licensee Consulting Results shall be owned solely and exclusively by the Licensee.

3.1.3 The entire right, title and interest in and to all Joint Inventions and Joint Patent Rights shall be owned jointly by Licensee and TRDF.

3.1.4 The parties acknowledge and agree that the current funding rules of the Office of the Chief Scientist (“OCS”) stipulate that certain intellectual property financed with OCS funding, to the extent applicable, shall be owned by the Licensee. Accordingly, notwithstanding the foregoing provisions, in consideration for the royalties to be paid by the Licensee pursuant to this Agreement and, if and to the extent required by such rules and such rules do not contradict rules of other Israeli governmental agencies or Israeli laws or regulations, TRDF hereby agrees to assign to the Licensee its respective rights, title and interest in and to Consulting Inventions that are developed by the Principal Investigator in the performance of services for Licensee and that would otherwise vest in TRDF in accordance with the relevant regulations of the Technion. Notwithstanding the foregoing, should the relevant rules and regulations of the OCS change or should the Licensee cease operations, any Consulting Invention developed by the Principal Investigator, shall be owned by the relevant parties in accordance with Sections 3.1.1, 3.1.2 and 3.1.3 above, and subject to the license granted hereby, and shall revert, as far as legally possible, to TRDF, subject to approval of the OCS, to the extent required. For clarity, this Section 3.1.4 does not apply to any Research Inventions, to any Research Results nor to any Patent Rights claiming Research Inventions or Research Results.

3.2. Inventorship. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

3.3. Disclosure.

3.3.1 TRDF shall disclose to Licensee in a confidential writing the conception and reduction to practice of any Invention of which it becomes aware, promptly after the receipt of an invention disclosure form the relevant member(s) of the TRDF Team.

3.3.2 The Principal Investigator shall disclose to Licensee and TRDF in a confidential writing the development, making, conception or reduction to practice of any Consulting Invention, promptly after he becomes aware thereof.

3.3.3 Licensee shall disclose to TRDF in a confidential writing the development, making, conception or reduction to practice of any Consulting Invention promptly after it becomes aware thereof.

3.4 The Principal Investigator may enter into a consulting agreement with Licensee, in a form to be agreed to in advance by TRDF (the “PI Consulting Agreement”). Such PI Consulting Agreement shall be consistent with and subordinate to the provisions of this Section 3, and shall require the Principal Investigator to assign his rights in Consulting Inventions and Results in a manner consistent with the provisions of this Section 3 and shall allow the Principal Investigator to make the disclosures contemplated by Section 3.3. In the case of any discrepancy between any provisions of Section 3 and the PI Consulting Agreement, the terms of this Agreement shall prevail. So long as the Principal Investigator remains a faculty member of the Technion, any amendment to the PI Consulting Agreement and any new agreement between the

Principal Investigator and Licensee pursuant to which the Principal Investigator provides services and/or serves on the scientific advisory board of Licensee shall require the prior written approval of TRDF. The above does not limit, in any way, rights TRDF may have with respect to any intellectual property conceived, reduced to practice or otherwise developed or generated by the Principal Investigator that are neither Invention nor Results.

3.5 The parties shall cooperate in order to ensure the orderly transfer of copies of the Technology Transfer Materials to the Licensee’s personnel to be completed within six (6) months from the Effective Date (the “Tech Transfer Period”). During the Tech Transfer Period, Licensee’s representatives will be granted access to Principal Investigator’s lab, in coordination with TRDF and subject to each such representative signing TRDF’s standard confidentiality agreement, in order to gain first hand knowledge of the licensed technology under guidance of Principal Investigator or his staff. Other than as provided herein, TRDF shall not be obliged to provide any technical support to the Licensee, its Affiliates or its Sublicensees.

3.6 TRDF hereby undertakes that, unless it is prevented from doing so by any obligations to commercial entities, it will promptly provide Licensee with written notice of any patent applications filed by TRDF covering an invention with respect to the redesign of aminoglycosides for the treatment of diseases caused by premature stop mutations which is conceived and reduced to practice by the Principal Investigator, including jointly with others, and is disclosed to TRDF through an invention disclosure during the Research Period or during the two years following the end of the Research Period (“Additional Researcher IP”). If, at any time during the two year period following such disclosure, TRDF wishes to grant a third party rights in Additional Researcher IP, unless it is prevented from doing so by any obligations to third parties, it shall provide notice in writing to the Licensee of such decision (the “Transaction Notice”). Within 14 calendar days following receipt of the Transaction Notice, Licensee shall notify TRDF in writing if Licensee has an interest in obtaining a license with respect to such Additional Researcher IP. If Licensee so notifies TRDF in writing within such 14 day period (“Negotiation Notice”), the parties shall negotiate in good faith for 90 calendar days a definitive agreement with respect to the commercialization of such Additional Researcher IP. If the parties are not able to agree upon a definitive agreement within. such 90 day negotiation period, then TRDF shall have no further obligations under this Section 3.6, and Licensee shall have no rights, with respect to such Additional Researcher IP. For clarity, nothing herein shall be deemed to limit, in any way, TRDF’s right to negotiate with third parties regarding a license to the Additional Research IP, provided that TRDF complies with its obligation to negotiate in good faith with Licensee as set forth above if it receives a Negotiation Notice.

4.	License Grants.

4.1 License to Licensee.

4.1.1 License Grants.

4.1.1.1 Subject to the terms and conditions set forth in this Agreement, TRDF hereby grants to Licensee an exclusive, worldwide, non-transferrable, royalty-bearing license under the TRDF Inventions, TRDF Patent Rights and under TRDF’s interest in the Joint Inventions and Joint Patent Rights solely to develop, make, have made, market, distribute, offer for sale, sell, have sold and import Licensed Products; provided, however, that (a) TRDF reserves the right, for itself, the Technion and other not-for-profit research organizations to practice the TRDF Patent Rights and Joint Patent Rights solely for research, teaching and other educational purposes and (b) in the case of any TRDF Inventions that are also “subject inventions” (as described in Section 2.2.4), if any, the United States federal government will retain certain rights in the TRDF Patent Rights covering such TRDF Inventions pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

4.1.1.2 Subject to the terms and conditions set forth in this Agreement, TRDF hereby grants to Licensee an exclusive, worldwide, non-transferrable, royalty-bearing license to use the Technology Transfer Materials solely to develop, make and have made compounds falling within the scope of a claim of the TRDF Patent Rights, solely to develop, make, have made market, distribute, offer for sale, sell, have sold and import Licensed Products; provided, however, that TRDF reserves the right, for itself, the Technion and other not-for-profit research organizations to Technology Transfer Material to develop, make and use such compounds solely for research, teaching and other educational purposes.

4.1.2 Affiliates and Contractors. The license granted to Licensee under Section 4.1.1 includes the right to have some or all of Licensee’s rights under Section 4.1.1 exercised or performed by one or more of Licensee’s Affiliates and/or contractors on Licensee’s behalf and for Licensee’s benefit without such right being deemed a Sublicense; provided, however, that:

4.1.2.1 no such Affiliate or contractor shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or Technology Transfer Material, including any right to develop, manufacture, market, sell or provide Licensed Products; and

4.1.2.2 any act or omission taken or made by an Affiliate or contractor of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

4.1.3 Sublicenses.

4.1.3.1 Sublicense Grant. Licensee shall be entitled to grant Sublicenses under the license granted pursuant to Section 4.1.1 subject to the terms of this Section 4.1.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Such Sublicenses shall be made only for consideration and in bona-fide arm’s length transactions.

4.1.3.2 Sublicense Agreements. Sublicenses shall be granted only pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall contain, among other things, provisions to the following effect:

(a) all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

(b) a section substantially the same as Section 11 (Indemnification), which also shall state that the Indemnitees (as defined in Section 11.1) are intended third-party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

(c) in the event of termination of the license set forth in Section 4.1.1 above (in whole or in part (e.g., termination in a particular country)), any existing Sublicense shall terminate to the extent of such terminated license; provided, however, that, for each Sublicensee, upon termination of a Sublicense agreement, if the Sublicense, is not then in breach of the Sublicense agreement such that Licensee would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to seek a license from TRDF. TRDF agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on TRDF that are not included in this Agreement;

(d) the Sublicensee shall not be entitled to sublicense its rights under such Sublicense agreement; and

(e) the Sublicensee shall not be entitled to assign the Sublicense agreement without the prior written consent of TRDF, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing in a manner reasonably satisfactory to TRDF to be bound by the terms of such Sublicense agreement.

4.1.3.3 Delivery of Sublicense Agreement. Licensee shall furnish TRDF with a fully executed copy of any such Sublicense agreement, promptly after its execution. TRDF shall keep any such copies of Sublicense agreements in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing TRDF’s rights under this Agreement.

4.1.3.4 Breach by Sublicensee. In the case of any act or omission by any Sublicensee that would have constituted a material breach of this Agreement, Licensee will notify TRDF of such act or omission promptly after Licensee is informed thereof and Licensee shall (a) use its best efforts to cause such Sublicensee to cure any such breach by Sublicensee of the Sublicense agreement; or (b) enforce its rights by terminating such Sublicense Agreement. Any Sublicense agreement between Licensee and a Sublicensee will include Licensee’s right to terminate the Sublicense agreement in case of such a breach by the Sublicensee.

4.2 No Other Grant of Rights. Except for the licenses expressly granted in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or materials of TRDF, the Technion, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any TRDF Patent Rights, Joint Patent Rights, Technology Transfer Material or Joint Inventions.

5.	Development and Commercialization.

5.1 Diligence. Licensee, alone and/or through its Affiliates and/or Sublicensees, shall use commercially reasonable efforts, including funding consistent therewith: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition and without limiting the foregoing, Licensee, by itself and/or through its Affiliates and/or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit A.

5.2 Adjustments of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

5.3 Reporting. Within sixty (60) days after the end of each calendar year, Licensee shall furnish TRDF with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report shall contain a sufficient level of detail for TRDF to assess whether Licensee is in compliance with its obligations under Section 5.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide TRDF with a copy of the then current Development Plan.

5.4 Failure to Meet Development Milestone; Opportunity to Cure. If Licensee believes that it will not achieve a Development Milestone, it may notify TRDF in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances shall not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Licensee so notifies TRDF, but fails to provide TRDF with both an Explanation and Plan, then the provisions of Section 12.2.3.1 shall apply if Licensee in fact fails to meet the Development Milestone. If Licensee so notifies TRDF and provides TRDF with an Explanation and Plan, both of which are acceptable to TRDF in its reasonable discretion, then Exhibit A shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies TRDF and provides TRDF with an Explanation and Plan, but the Explanation is not reasonable to TRDF in its reasonable discretion (e.g. Licensee asserts lack of finances or development preference for a non-Licensed Product), then the deadline for the relevant milestone shall remain unchanged and the provisions of Section 12.2.3.1 shall apply if Licensee in fact fails to meet such milestone. If Licensee so notifies TRDF and provides TRDF with an Explanation and Plan, but the Plan is not acceptable to TRDF in its reasonable discretion, then TRDF shall explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee shall have one opportunity to provide TRDF with a reasonable Plan within ninety (90) days, during which time TRDF agrees to work with Licensee in its effort to develop a reasonable Plan. If, within such ninety (90) days, Licensee provides TRDF with a reasonable Plan, then Exhibit A shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such ninety (90) days, Licensee fails to provide a reasonable Plan, then Licensee shall have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and TRDF shall have the right to terminate this Agreement forthwith.

6.	Consideration for Grant of License

6.1. Milestone Payments. Licensee shall pay TRDF the following milestone payments with respect to each Licensed Product to reach such milestone, regardless of whether such milestone is achieved by or on behalf of Licensee or a Sublicensee:

6.1.1 One Hundred Thousand US Dollars ($100,000) upon the first dosing of a patient in a Phase II Clinical Study with respect to such Licensed Product;

6.1.2 One Million US Dollars ($1,000,000) upon the first dosing of a patient in a Pivotal Study with respect to such Licensed Product; and

6.1.3 Five Million US Dollars ($5,000,000) upon the first filing of an NDA (New Drug Application) with respect to such Licensed Product.

Licensee shall notify TRDF in writing within thirty (30) days following the achievement of each milestone described in this Section 6.1, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone.

The milestones set forth in Section 6.1 are intended to be successive. In the event that a Licensed Product is not required to undergo the testing associated with a particular milestone (“Skipped Milestone”), such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of this paragraph shall be due within thirty (30) days after the achievement of the Achieved Milestone.

The Licensee shall be entitled to offset the development milestone payments actually paid to TRDF pursuant to this Section 6.1 against any amounts that the Licensee is required to pay to TRDF pursuant to Section 6.3 on account of Non-Royalty Sublicense Income that are paid to the Licensee or its Affiliates for achievement of the same development milestone for the same Licensed Product.

6.2. Royalties on Net Sales.

6.2.1 Royalty Rates.

6.2.1.1 Subject to Section 6.2.1.2, Licensee shall pay TRDF an amount equal to [...***...]% of all Net Sales.

6.2.1.2 Notwithstanding Section 6.2.1.1, If Licensee grants a Sublicense to a pharmaceutical or biotechnology company, which at the time of the grant of such Sublicense, has annual sales of therapeutic products of at least [...***...] US Dollars ([...***...]) and a market cap of at least [...***...], the royalty rate with respect to Sublicensee Net Sales generated under such Sublicense agreement will be [...***...]%. If and to the extent a Sublicense agreement entered into by Licensee (“Follow-Up Sublicense”) covers subject matter covered by another Sublicense previously entered into by Licensee with the same Sublicensee, or an Affiliate or predecessor (e.g. by acquisition or acquisition of assets) of such Sublicensee (the “Original Sublicense”), the effective date of such Follow-Up Sublicense for purposes of determining the annual sales and market cap of the Sublicensee will be deemed to be the effective date of the Original Sublicense.

6.2.1.3 If Licensee pays Third Party Royalties with respect to sales of Licensed Products in any country, and Licensee provides TRDF with reasonably satisfactory evidence of such Third Party Royalties payment, then Licensee will be entitled to deduct from all royalty payments due to TRDF with respect to such sales in such country an amount equal to [...***...] percent ([...***...]%) of such Third Party Royalties actually paid to such third party, provided that in no event shall such deductions reduce the royalties to be paid to TRDF with respect to such sales to less than [...***...]% of Net Sales. “Third Party Royalties” shall mean royalties calculated on any amount invoiced by the Licensee, an Affiliate of Licensee or a Sublicensee for the sale of a Licensed Product and actually paid by the Licensee, an Affiliate of Licensee or a Sublicensee to a third party, who is neither an Affiliate of the Licensee nor a Sublicensee, nor an Affiliate of a Sublicensee, for a license under an issued patent of such third party, that would be infringed by the development, manufacture and/or sale such Licensed Product in such country, provided that the duty to pay the royalty to such third party has been established at arm’s-length and in good faith, and is set out in a written agreement, a copy of which has been provided to TRDF.

6.2.1.4 On a country-by-country basis, in the event a third party commercializes an authorized generic (i.e. that has received Marketing Authorization in the relevant country) to a Licensed Product, the applicable royalty rate with respect to sales of such Licensed Product in such country will be reduced by a percentage equal to [...***...], but in no event shall the royalty payable to TRDF with respect to sales of such Licensed Product in such country (including on account of any set offs under Section 6.2.1.3) be less than [...***...]% of Net Sales. A competing product’s market share will be based on the share of the total market for products acting through the same mechanism as a Licensed Product based on data provided by IMS International or such other data mutually agreed by the Licensee and TRDF.

***Confidential Treatment Requested

6.2.2 Royalty Term. With respect to each such Licensed Product, the royalties set forth above will be due on a country-by-country basis until the later of: (a) so long as the making, using or selling of the Licensed Product is covered by a Valid Claim in the country in which such product is made, used or sold or is covered by any other statutory right giving or extending exclusivity in the country of sale, including but not limited to data exclusivity rights, supplementary protection certificates, pediatric drug exclusivity periods and orphan drug exclusivity periods; and (b) until [...***...] ([...***...]) years have passed from the date of the First Commercial Sale of such Licensed Product in such country.

6.2.3 Patent Challenge. If Licensee, its Affiliate, a Sublicensee or an Affiliate of a Sublicensee commences an action in which it challenges the validity, enforceability or scope of any of any of the TRDF Patent Rights (a “Challenge Proceeding”), the royalty rates specified in Section 6.6.1 will be doubled with respect to Net Sales of Licensed Products that are covered by the Patent Rights that are the subject of the such Challenge Proceeding that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of TRDF, (a) the royalty rate specified in Section 6.6.1 with respect to Net Sales of Licensed Products that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate and (b) Licensee shall reimburse TRDF for all expenses incurred by TRDF (including reasonable attorneys’ fees) in connection with such Challenge Proceeding.

6.3 Non-Royalty Sublicense Income. As partial consideration for the license granted hereunder, Licensee shall pay TRDF and amount equal to twenty percent ([...***...]%) of all Non-Royalty Sublicense Income.

6.4 Success Fee.

6.4.1. “Exit Event” means: (a) a bona fide merger or acquisition transaction in which the Licensee’s shareholders of record as constituted immediately prior to the merger or acquisition transaction, together with their affiliates, do not hold, immediately following such event, more than fifty percent (50%) of the shares or of the general voting power of the surviving entity or acquiring corporation; (b) any transaction or series of related transactions in which a person or entity who was not a shareholder, or Affiliate of a shareholder, of Licensee prior to the transaction or series of transactions acquires all or substantially all of the shares or voting power of Licensee, other than by investment in Licensee; (c) any sale, transfer or other disposition of all or substantially all of the assets of Licensee; or (d) the initial underwritten public offering of Licensee’s shares on a recognized exchange (“IPO”).

***Confidential Treatment Requested

6.4.2. Upon the closing of the first Exit Event, TRDF shall be entitled to the following:

6.4.2.1 in the case of an Exit Event described in Section 6.4.1 (a), (b) or (c), to an amount equal to three percent (3%) (“Exit Fee”) of all non-refundable, non-contingent consideration, whether in cash or in kind (e.g. equity), actually received by Licensee and/or its shareholders (for clarity, in the case of any refundable or non-contingent consideration, such consideration will be considered part of the Exit Fee if and when such consideration: (i) becomes non-refundable and non-contingent, and (ii) is actually received, and will be paid to TRDF at such time); and

6.4.2.2 in the case of an Exit Event that is an IPO, instead of the Exit Fee, a number of Ordinary Shares of Licensee representing three percent (3%) of Licensee’s outstanding shares on a Fully Diluted Basis (as defined below) immediately prior to the closing of such IPO (i.e. excluding any securities issuable at such IPO). “Fully Diluted Basis” means, as of a specified date, the number of ordinary shares of Licensee then outstanding (assuming conversion of all outstanding shares other than ordinary shares into ordinary shares) plus the number of ordinary shares of Licensee issuable upon exercise or conversion of then outstanding convertible securities, options, rights or warrants of Licensee (excluding only such options or convertible securities which expire upon consummation of the IPO without being converted into shares or other securities).

Notwithstanding any provision in this Agreement to the contrary, if all or a portion of the consideration at an Exit Event consists of contingent payments or option payments to be made at time of exercise of the option, then that portion of the applicable fee attributable thereto shall be payable only upon actual realization of such contingent payments or option payments.

6.4.3 Dividends. If, at any time prior to the closing of the first Exit Event, Licensee distributes any dividends to any of its shareholders, in cash or in kind (other than in the form of bonus shares), Licensee shall pay TRDF an amount equal to the dividend amount that would be due to TRDF had TRDF (at the time of distribution) held a number of shares (of the class with respect to which dividends are being distributed) constituting three percent (3%) of the outstanding shares of the Company. In the event of any such distribution of dividends prior to the first Exit Event, Licensee shall inform TRDF in advance and in writing of any such intended distribution and shall make the relevant payment to TRDF simultaneously with the distribution to Licensee’s shareholders.

6.5 Preemptive Rights. During the term of this Agreement and prior to the first Exit Event, in any investment round of Licensee in which shareholders of the Licensee are offered to participate, TRDF will have the right to invest an amount equal to up to 5% of the amount contemplated to be raised at such investment round on the same terms as the other investors in such round. Licensee will notify TRDF that such an investment is contemplated in accordance with the applicable preemptive provisions set forth in Licensee’s Articles of Association, and shall provide TRDF with the same period provided to the other eligible shareholders, to determine whether it is interested in investing in such round. If TRDF notifies Licensee in writing, in accordance with the timeframe set forth in the Articles of Association, TRDF may invest in such round on the same terms as the other investors.

6.6 Right to Appoint Observer. The parties agree that During the term of this Agreement and until the closing of the first Exit Event by Licensee, TRDF will be entitled to designate an observer to attend all meetings of Licensee’s Board of Directors, or any committees thereof, in a nonvoting observer capacity. Such observer shall be given copies of all notices, minutes, and consents of Licensee’s Board of Directors meetings, and other materials that are provided to the members of the Board of Directors of Licensee in connection with Board of Directors meetings provided, however, that such appointment of the observer is conditional upon the observer entering into a confidentiality agreement with the Licensee in a form acceptable to Licensee. If the Board of Directors determines, in good faith, that the attendance of the person appointed as the observer in a specific meeting (or part of the specific meeting) (i) constitutes a conflict of interests between such person (or his designator) and the Licensee, (ii) would adversely impact the attorney/client privilege, or (iii) would result in disclosure of trade secrets, or if such person is affiliated with a direct competitor of the Licensee, then the Board of Directors may exclude such person from attending such specific meeting (or relevant part thereof), accordingly, any related materials may as well be excluded from the such person. Licensee undertakes promptly (but in any event within sixty (60) days of the Effective Date) to take all corporate actions necessary, including amending its Articles of Association, to implement the understandings set forth in this Section 6.6.

6.7 Terms for Convenience. The parties acknowledge that the consideration terms and structure set forth in this Section 6 were agreed upon for convenience purposes with the intent of compensating TRDF for the rights granted under this Agreement, including with respect to know-how and other valuable intellectual property transferred to Licensee, and represent the fair market value of such rights as determined and agreed upon by the parties.

7.	Reports; Payments; Records.

7.1 Reports and Payments.

7.1.1 Reports. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Sublicense Income is received, Licensee shall deliver to TRDF a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

7.1.1.1 the number of units of Licensed Products sold, leased or otherwise transferred by Related Parties for the applicable Calendar Quarter;

7.1.1.2 the gross amount billed or invoiced fur Licensed Products sold, leased or otherwise transferred or provided by Related Parties during the applicable Calendar Quarter;

7.1.1.3 a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions;

7.1.1.4 a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter; and

7.1.1.5 the total amount payable to TRDF in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to TRDF for a particular Calendar Quarter, the report shall so state.

7.1.2 Payment. Within sixty (60) days after the end of each Calendar Quarter, Licensee shall pay TRDF all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

7.2 Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

7.3 Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or otherwise transferred, or (in the case of services) provided, under this Agreement, any amounts payable to TRDF in relation to such Licensed Products, and all Non-Royalty Sublicense Income received by Licensee, which records shall include a country-by-country breakdown and shall contain sufficient information to permit TRDF to confirm the accuracy of any reports or notifications delivered to TRDF under Section 7.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time TRDF shall have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to TRDF any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7.3 reveals an underpayment in excess of five percent (5%) in any calendar year, Licensee shall reimburse TRDF for the full cost of such audit. TRDF may exercise its rights under this Section 7.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

7.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, TRDF’s right to exercise any other remedies TRDF may have as a consequence of the lateness of any payment.

7.5 Payment Method. Each payment due to TRDF under this Agreement shall be paid by check or wire transfer of funds to TRDF’s account in accordance with written instructions provided by TRDF. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

7.6 Value Added Tax; Withholding and Similar Taxes. All amounts to be paid to TRDF pursuant to this Agreement are exclusive of Value Added Tax; Licensee shall add value added tax, as required by law, to all such amounts. Should any payment required to be made to TRDF in accordance with the provisions of this Agreement be subject to withholding of any taxes assessable upon TRDF, the Licensee shall inform TRDF of such withholding requirement sufficiently in advance of the first payment to be made by the Licensee to TRDF hereunder, so as to allow TRDF to obtain and provide the Licensee with an appropriate certificate of exemption, if available. No withholding shall be made if an exemption is obtained for as long as it is valid. If Licensee is nevertheless required to withhold any amounts payable hereunder to TRDF due to the applicable laws of any country, such amount will be deducted from the payment to be made by Licensee and remitted to the appropriate taxing authority for the benefit of TRDF. Licensee will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Licensee shall submit to TRDF originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Licensee will cooperate with TRDF to provide such information and records as TRDF may require in connection with any application by TRDF to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

8.	Patent Filing, Prosecution and Maintenance.

8.1 Control.

8.1.1 TRDF Patent Rights. TRDF shall be responsible for the preparation, filing, prosecution, protection and maintenance of all TRDF Patent Rights, using independent patent counsel reasonably acceptable to Licensee. TRDF shall: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the TRDF Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on each such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. TRDF shall give Licensee the opportunity to provide comments on and it make requests of TRDF concerning the preparation, filing, prosecution, protection and maintenance of the TRDF Patent Rights, and shall consider such comments and requests in good faith; however, final decision-making authority shall vest in TRDF.

8.1.2 Joint Patent Rights. TRDF and Licensee shall consult each other regarding the preparation, filing, prosecution and maintenance of Joint Patent Rights. All Joined Patent Rights shall be filed, prosecuted and maintained by the parties through independent patent counsel mutually agreed upon by TRDF and Licensee. Such counsel shall be charged with the duty to act in the best interests of each of TRDF and Licensee, taking into account the parties’ intention to prepare, file, prosecute, obtain and maintain the Joint Patent Rights in a manner that will provide the maximum economic advantage and return to the parties. Such counsel shall confer with each of TRDF and Licensee and attempt to achieve a consensus in all decisions made relative to the content of applications, the prosecution of the Joint Patent Rights and the content of communications with the relevant patent agencies, prior to any communications with such agencies.

8.2 Expenses.

8.2.1 Ongoing Expenses. Subject to Section 8.3 below, Licensee shall reimburse TRDF for all documented, out-of-pocket expenses incurred by TRDF with respect to the activities described in Section 8.1 after the Effective Date, in each case within thirty (30) days after the date of each invoice form TRDF for such expenses.

8.2.2 Past Expenses. In addition, upon the earlier of (a) within thirty (30) days of the closing of an equity investment in the Licensee of an aggregate amount of at least $2,000,000 and (b) the third anniversary of the Effective Date, Licensee shall reimburse TRDF for all documented, out-of-pocket expenses incurred by TRDF prior to the Effective Date of the Agreement with respect to the preparation, filing, prosecution, protection and maintenance of Background Patent Rights. Such expenses are estimated to be approximately NIS 640,000 as of the Effective Date.

8.3 Abandonment of Patent Rights.

8.3.1 Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide TRDF with prompt written notice of such election, but in any event at least sixty (60) days prior to the applicable deadline for the filing of an application or responding to an office action in such country. Upon receipt of such notice by TRDF, Licensee shall be released from its obligation to reimburse TRDF for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by TRDF of such notice shall be deemed incurred prior to the notice. In such event, TRDF, in its sole discretion, may choose to terminate any license granted by TRDF to Licensee hereunder with respect to such Abandoned Patent Rights (and any subsequently-filed patent application or patent that claims priority thereto in such abandoned territory).

8.3.1 Effect of Abandonment of TRDF Patent Rights. If such Abandoned Patent Rights are TRDF Patent Rights (“Abandoned TRDF Patent Rights”), TRDF, in its sole discretion, may choose to terminate any license granted by TRDF to License. hereunder with respect to such Abandoned TRDF Patent Rights (and any subsequently-filed patent application or patent that claims priority thereto). If TRDF so chooses, any license granted by TRDF to Licensee hereunder with respect to such Abandoned TRDF Patent Right (and any subsequently-filed patent application or patent that claims priority to it in such abandoned territory) will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned TRDF Patent Right. TRDF shall then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned TRDF Patent Right to third parties.

8.3.2. Effect of Abandonment of Joint Patent Rights. If such Abandoned Patent Rights are Joint Patent Rights (“Abandoned Joint Patent Rights”), TRDF, in its sole discretion, may choose to terminate any license granted by TRDF to Licensee hereunder with respect to such Abandoned Joint Patent Rights (and any subsequently-filed patent application or patent that claims priority thereto in such abandoned territory). If TRDF exercises its right to terminate the license with respect to such Abandoned Joint Patent Rights and continues to pay for the preparation, filing, prosecution, protection and maintenance of such Abandoned Joint Patent Rights, TRDF thereafter shall have the right to practice and exploit the inventions claimed in such Abandoned Joint Patent Rights without any duty to account to Licensee or any obligation to obtain any consent or approval of Licensee for such use and exploitation, and Licensee shall have the right to practice the subject matter of such Abandoned Joint Patent Rights for internal research purposes only. In such case, TRDF also shall be free, without further notice or obligation to Licensee, and Licensee hereby grants TRDF an exclusive license, to grant rights in and to such Abandoned Joint Patent Rights (and any subsequently-filed patent application or patent that claims priority thereto in such abandoned territory) to third parties, subject to Licensee’s right to practice the subject matter of such Abandoned Joint Patent Rights for internal research purposes only.

8.4 Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all License Products sold, provided or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of TRDF Patent Rights and Joint Patent Rights in such country.

9.	Enforcement of Patent Rights.

9.1 Notice. In the event either party becomes aware of any possible or actual infringement of any claim within the TRDF Patent Rights or Joint Patent Rights with respect to Licensed Products (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

9.2 Licensed Product Infringement.

9.2.1 Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of TRDF and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep TRDF reasonably informed of the progress of the action and shall give TRDF a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the TRDF Patent Rights or Joint Patent Rights in the action, or if Licensee’s license to a Valid Claim in the suit terminates, TRDF may elect to take control of the action pursuant to Section 9.2.2. Should Licensee elect to bring suit against an infringer and TRDF is joined as party plaintiff in any such suit, TRDF shall have the right to approve the counsel selected by Licensee to represent Licensee and TRDF, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of TRDF reasonably incurred in conjunction with the prosecution of such suits or the settlement thereof by Licensee, shall be paid for entirely by Licensee and Licensee shall hold TRDF free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Licensee shall not compromise or settle such litigation without the prior written consent of TRDF, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 9.2.1, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then TRDF shall receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds shall be retained by Licensee.

9.2.2 Suit by TRDF. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.2.1 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by TRDF of the existence of an Infringement, TRDF may elect to do so. Should TRDF elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by TRDF to represent TRDF and Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that TRDF elects to bring, including any expenses of Licensee reasonably incurred in conjunction with the prosecution of such suits or the settlement thereof by TRDF, shall be paid for entirely by TRDF and TRDF shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. TRDF shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event TRDF exercises its right to sue pursuant to this Section 9.2.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds shall be retained by TRDF.

9.3 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by the other party for Infringement.

9.4 Cooperation. Each party agrees to cooperate fully in any action under this Section 9 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

9.5 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify TRDF in writing and TRDF may elect, upon written notice to Licensee within thirty (30) days after TRDF receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

10.	Warranties; Limitation of Liability.

10.1 Compliance with Law. Licensee represents, warrants and covenants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all applicable export control laws and regulations with respect to Licensed Products.

10.2 TRDF represents and warrants as follows:

10.2.1 To TRDF’s knowledge, based on the notice of invention filed by the Principal Investigator with TRDF, the Background Patent Rights list all inventors of the inventions disclosed in the Background Patent Rights. As between the parties, TRDF is solely responsible to compensate (in accordance with the Technion’s intellectual property policy) all persons subject to the Technion’s intellectual property policy who are entitled, in accordance with such policy, to a share of the consideration received by TRDF under this Agreement in connection with the licenses granted by TRDF to Licensee under this Agreement;

10.2.2 All inventors listed in the Background Patent Rights have assigned there rights in and to the inventions disclosed in the Background Patent Rights to TRDF;

10.2.3 TRDF has not granted any rights to any third party that conflict with the rights granted in this Agreement.

10.2.4 TRDF has no knowledge of any letter of demand, legal suit or proceeding issued or initiated by a third party against it contesting the ownership of the Background Patents Rights and Technology Transfer Materials or the validity of the Background Patents Rights, or claiming that the practice of the inventions claimed in the Background Patents Rights or the use of the Technology Transfer Materials would infringe the rights of such third party.

10.3 Disclaimer of Other Warranties.

10.3.1 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY TRDF THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE TRDF PATENT RIGHTS OR JOINT PATENT RIGHTS, OR THAT ANY OF THE TRDF PATENT RIGHTS OR JOINT PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

10.3.2 TRDF AND THE TECHNION MAKE NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE RESEARCH, RESULTS, TRDF PATENT RIGHTS, JOINT PATENT RIGHTS, TECHNOLOGY TRANSFER MATERIALS. TRDF AND THE TECHNION MAKE NO REPRESENTATION THAT THE PRACTICE OF THE TRDF PATENT RIGHTS OR JOINT PATENT RIGHTS, OR USE OF THE TECHNOLOGY TRANSFER MATERIALS, OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.3.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, RESEARCH, RESULTS, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

10.4 Limitation of Liability.

10.4.1 Except with respect to matters for which Licensee is obligated to indemnify TRDF under Section 11, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

10.4.2 TRDF’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to TRDF under this Agreement.

11.	Indemnification.

11.1 Indemnity. Licensee shall indemnify, defend and hold harmless TRDF and Technion and their respective current and former directors, governing board members, trustees, officers, faculty, professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon or arising out of its acts or omissions or which derive from the use, practice, research, development, manufacture, marketing, sale or sublicensing of any Licensed Product, or of any technology or intellectual property rights, licensed hereunder, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

11.2 Procedures. If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give Licensee notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Licensee of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Licensee to respond to or to defend the Indemnitee against such Claim. TRDF and Licensee shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Licensee shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld, provided however that the Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admission of wrong-doing by Indemnitee, and does not impose any financial liability on, or would otherwise adversely affect, Indemnitee. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

11.3 Insurance. Beginning at the time any Licensed Product is being commercially distributed, sold or (in the case of services) provided by or on behalf of Licensee, an Affiliate of Licensee or a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees under this Section 11, taking into consideration, among other things, the nature of the products commercialized. Without limiting the foregoing, beginning at the time any Licensed Product is being sold, leased, otherwise transferred or provided, such insurance shall include commercial liability insurance in amounts standard in the industry. Such insurance shall be obtained from a reputable insurance company. TRDF shall be added as co-insured parties under such insurance policy. Licensee hereby undertakes to comply punctually with all obligations imposed upon it under such policy(ies), including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policy(ies). Licensee shall provide TRDF, upon request, with written evidence of such insurance. Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Licensee or Sublicensee continues to make, use, or sell Licensed Products, and thereafter for a period of seven (7) years.

12.	Term and Termination.

12.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of all payment obligations pursuant to Section 6 for such Licensed Product. Following the expiration pursuant to this Section 12.1 (and provided the Agreement has not been earlier terminated pursuant to Section 12.2, in which case the provisions of Section 12.3 will apply), Licensee shall have a fully-paid up, worldwide non-exclusive, perpetual, irrevocable license (with the right to grant sublicenses) to use the Technology Transfer Material, solely to do or have done further research on, develop, have developed, make, have made, use, sell, offer for sale and import Licensed Products.

12.2 Termination.

12.2.1 Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to TRDF; provided, however, that Licensee’s obligations under Section 2.2 to fund the Research shall survive such termination until the end of the relevant year of the Research Period. The foregoing shall not apply to remaining amounts which have not been expended and are not needed to cover obligations taken by TRDF or the Technion in connection with the Research that cannot be canceled (e.g. annual engagement of personnel), if any, which remaining amounts will be refunded to the extent paid by Licensee.

12.2.2 Termination for Patent Challenge. TRDF may terminate this Agreement immediately upon written notice to Licensee if Licensee or an Affiliate of Licensee commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights. In addition, if a Sublicensee or an Affiliate of Sublicensee commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights, TRDF may send a written demand to Licensee to terminate such sublicense with respect to the Patent Rights being challenged by such Sublicensee or Sublicensee Affiliate. If Licensee fails to so terminate such sublicense within thirty (30) days after TRDF’s demand, TRDF may immediately terminate the license granted hereunder with respect to the Patent Rights being challenged by such Sublicensee or Sublicensee Affiliate.

12.2.3 Termination for Default.

12.2.3.1 In the event that either party commits a material breach of its obligations under this Agreement and such party fails to cure such breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

12.2.3.2. if Licensee defaults in its obligations under Section 11.3 to procure and maintain insurance, then TRDF may terminate this Agreement immediately without notice or additional waiting period.

12.2.2.3. TRDF shall be entitled to terminate this Agreement in accordance with the provisions of Section 5.4.

12.2.4 Bankruptcy. TRDF may terminate this Agreement upon notice to Licensee if Licensee (a) suffers bankruptcy proceedings under any law which is not dismissed or stayed within ninety (90) days; (b) is adjudicated insolvent or bankrupt, which adjudication is not dismissed within one hundred and twenty (120) days; (c) admits in writing its inability to pay a significant portion of its debts; (d) voluntarily has a custodian, receiver or trustee appointed for it or substantially all of its assets; or (e) involuntarily has a custodian, receiver or trustee appointed for it or substantially all of its assets, which custodian, receiver or trustee is not discharged within ninety (90) days.

12.3 Effect of Termination.

12.3.1 Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 12.2: (a) the rights and licenses granted to Licensee under Section 4 shall terminate; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from TRDF. TRDF agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not is pose any representations, warranties, obligations or liabilities on TRDF that are not included in this Agreement.

12.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by TRDF pursuant to Section 12.2.2 and 12.2.3), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to TRDF in accordance with Article 6, provide reports and audit rights to TRDF pursuant to Article 7 and maintain insurance in accordance with the requirements of Section 11.3.

12.3.3 Transfer of Regulatory Filings and Know How. If Licensee terminates this Agreement pursuant to Section 12.2.1 or TRDF terminates this Agreement pursuant to any of the provisions of Section 12.2, Licensee shall promptly deliver and assign to Licensee, and hereby shall be deemed to have so assigned: (a) all of Licensee’s rights, title and interest in and to Joint Inventions and Joint Patent Rights; (b) all documents and other materials filed by or on behalf of Licensee and its Affiliates with regulatory agencies in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products; and (c) all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of Licensee and its Affiliates which relate directly to actual or potential Licensed Products. TRDF shall be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this 12.3.3, subject, however, to any conditions preventing or governing such transfer and assignment set out in the applicable laws and regulations governing grants received by the Licensee and used in generation of the documents or intellectual property referred to above (“Grant Transfer Conditions”), in which case the Licensee will not be required to transfer and assign such documents or intellectual property as contemplated above unless and until TRDF, either (i) agrees in writing to assume all obligations required by the Grant Transfer Conditions, or (ii) reach another arrangement with the grantors of the grants which absolves the Licensee of any liability to such grantors with respect to the transfer or assignment of such documents or intellectual property. The Licensee shall fully cooperate with TRDF, if applicable, to effect such transfer and assignment and shall execute any document and perform any acts required to do so. In the event that TRDF commercializes any of the intellectual property referred to in sub-section (c) above, assigned and transferred in accordance with this Section 12.3.3, through a license or otherwise, TRDF shall pay the Licensee a royalty equal to 15% of Net Licensor Receipts as defined below. Such royalty shall be paid by TRDF on a quarterly basis, within thirty (30) days of the end of the calendar quarter in which the Net Licensor Receipts were received. The Licensee shall have the rights granted to TRDF pursuant to Section 7, mutatis mutandis, in respect of the Net Licensor Receipts.

For purposes hereof, the following terms shall have the following meanings:

“Net Licensor Receipts” shall mean Licensor Receipts less Licensor Expenses;

“Licensor Receipts” shall mean all amounts in cash and other consideration actual received by TRDF from the grant of a license under the assigned intellectual property referred to in sub-section (c) above; and

“Licensor Expenses” shall mean (a) payments actually incurred by TRDF in accordance with detailed budgets and research work plans included in sponsored research or research and license agreements relating to the assigned intellectual property referred to in sub-section (c) above; and (b) any out-of-pocket expenses paid by TRDF in connection with enabling the receipt of such Licensor Receipts.

12.4 Survival. The parties’ respective rights, obligations and duties under Sections 3.1, 3.2, 3.3, 6.4, 7.1 (with respect to the Calendar Quarter in which termination took place), 7.2 through 7.6, 8.3.2, 10.4, 11, 12.3, 12.4, 13, 14.1 and 14.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

13.	Confidential Information.

13.1 Licensee agrees that, without the prior written consent of TRDF for a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Confidential Information (as defined below) other than for the purposes of this Agreement. Licensee shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Licensee may disclose Confidential Information only to employees, consultants and contractors of Licensee or of its Affiliates or Sublicensees who have a “need to know” such information in order to enable Licensee to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Confidential Information” means the Development Milestones, the Development Plan, invention disclosures provided by Licensee in accordance with Section 3.3, Sublicense Agreements delivered in accordance with Section 4.1.3.4, diligence reports provided pursuant to Section 5.3, Plans and Explanations provided pursuant to Section 5.4, notification of the attainment of milestones pursuant to Section 6.1 and reports provided pursuant to Section 7.1, except to the extent such information: (i) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Licensee by a third party who is not subject to obligations of confidentiality to TRDF or the Technion with respect to such information; or (iv) is independently developed by Licensee without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

13.2 TRDF agrees that, without the prior written consent of Licensee for a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Licensee Confidential Information (as defined below) other than for the purposes of this Agreement. TRDF shall treat such Licensee Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. TRDF may disclose Licensee Confidential Information only to employees, consultants and contractors of TRDF or of its Affiliates who have a “need to know” such information in order to enable TRDF or the TRDF Team to exercise their rights or fulfill their obligations under this Agreement, and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Licensee Confidential Information” means any unpublished Licensee Patent Rights or any information relating to the Licensee’s technology, business, products and product plans, designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed to TRDF, in each case except to the extent such information: (i) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to TRDF by a third party who is not subject to obligations of confidentiality to Licensee with respect to such information; or (iv) is independently developed by TRDF without the use of or reference to Licensee Confidential Information, as demonstrated by documentary evidence.

For the avoidance of doubt, the provisions of this Section 13 shall in no event prevent the Licensee, its Affiliates and Sublicensees from disclosing any information to regulatory authorities or other governmental agencies in support of any application for regulatory approvals or any amendments thereof for Licensed Products and whenever required under any applicable law, nor will they prevent the Licensee from disclosing the terms hereof in the course of due diligence inquiries by potential investors, subject to execution of standard confidentiality undertakings. A disclosure by the receiving party of confidential information in response to a valid order by a court or other governmental body, or as otherwise required by law, and to such extent necessary, shall not be considered to be a breach of this Agreement, provided, however, that the receiving party shall provide the disclosing party with prompt prior written notice thereof.

14.	Miscellaneous.

14.1 Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of the Technion or TRDF or the name of any of the Technion’s or TRDF’s officers, faculty, employees, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of TRDF, which shall not be unreasonably withheld, and except that the mere statement of the fact that the Licensee’s technology has been obtained from the Technion shall not require such approval.

14.2 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

14.3 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to Licensee:

Eloxx Pharma Ltd.

14 Shenkar St. Herzelia, Israel

c/o Pontifax

If to TRDF:         Technion Research and Development Foundation Ltd.

Technology Transfer Office

Technion City

Haifa 32000, Israel

Attn: General Manager

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

14.4 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws Israel, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The parties hereby agree that the competent court in Tel Aviv Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that TRDF may bring suit against Licensee in any other jurisdiction outside Israel to the extent required in order to enforce its rights hereunder with respect to TRDF Patent Rights and/or to obtain injunctive or similar relief in such territory.

14.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7 Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

14.8 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

14.10 Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 14.10 shall be null and void and of no legal effect.

14.11 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.12 Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

14.3 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Technion Research and Development Foundation Ltd.		Eloxx Pharma Ltd.

By:	/s/ Oded Shmueli	By:	/s/ Silvia Noimain
Name:	Oded Shmueli	Name:	Silvia Noimain
Title:	Authorized Signatories	Title:

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I agree to be bound by the terms of Sections 2 and 3.

/s/ Timor Baasov
Professor Timor Baasov

Exhibit A

IntelliVIEW Designer
PatentNum	PatentName	PatentStatusDesc	ApplicationData	ApplicationNum	CountryDesc	PatentDate	PatentNo	PublicationDate	PublicationNum
1302	REPAIRING FAULTY GENES BY AMINOGLYCOSIDES: IDENTIFICATION OF NEW PHARMACOPHORE WITH ENHANCED SUPPRESSION OF DI	NP from PCT			N/A
1302-00	REPAIRING FAULTY GENES BY AMINOGLYCOSIDES: IDENTIFICATION OF NEW PHARMACOPHORE WITH ENHANCED SUPPRESSION OF DI	Expired	18/11/2010	61/414,956	United States
1302-01	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Expired	17/11/2011	PCT/IL2011/000889	PCT			24/05/2012	WO2012/066546
1302-02	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	16/05/2013	13/885,715	United States
1302-03	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	17/11/2011	11799501,9	Europe
1302-04	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	20/05/2013		Japan
1302-05	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	02/05/2013	2,816,789	Canada
1302-06	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	07/05/2013	876/MUMNP/2013	India
1302-07	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	16/05/2013	226390	Israel

IntelliVIEW Designer
PatentNum	PatentName	PatentStatusDesc	ApplicationData	ApplicationNum	CountryDesc	PatentDate	PatentNo	PublicationDate	PublicationNum
1302	REPAIRING FAULTY GENES BY AMINOGLYCOSIDES: IDENTIFICATION OF NEW PHARMACOPHORE WITH ENHANCED SUPPRESSION OF DI	NP from PCT			N/A
1302-00	REPAIRING FAULTY GENES BY AMINOGLYCOSIDES: IDENTIFICATION OF NEW PHARMACOPHORE WITH ENHANCED SUPPRESSION OF DI	Expired	18/11/2010	61/414,956	United States
1302-01	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Expired	17/11/2011	PCT/IL2011/000889	PCT			24/05/2012	WO2012/066546
1302-02	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	16/05/2013	13/885,715	United States
1302-03	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	17/11/2011	11799501,9	Europe
1302-04	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	20/05/2013		Japan
1302-05	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	02/05/2013	2,816,789	Canada
1302-06	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	07/05/2013	876/MUMNP/2013	India
1302-07	AMINOGLYCOSIDES AND USES THEREOF IN TREATING GENETIC DISORDERS	Filed	16/05/2013	226390	Israel

Exhibit B

Development Milestones

1.	An additional amount of [...***...] raised by the Licensee within 6 months of the execution of the Agreement, confirmed by a certificate executed by the Licensee’s CEO.

2.	The filing of an Investigational New Drug application with respect to a Licensed Product (as defined in the Agreement) prior to the fourth anniversary of the Agreement.

3.	First commercial sale of a Licensed Product in the U.S prior to the [...***...] anniversary of the Agreement.

***Confidential Treatment Requested

Exhibit C

Detailed plan tilll IND

Task	Y1Q1	Y1Q2	Y1Q3	Y1Q4	Y2Q1	Y2Q2	Y2Q3	Y2Q4	Y3Q1	Y3Q2
Tech transfer and lab set up initial compound characterization
Lead optimization - In silco and synthetis of new leads
Compound characterization (to determine dev. status) 2 compounds
Characterization of optimized compounds + in- vivo
EDC (if compounds need optimization)
Preclinical development (CMC and IND enabling studies)
IND submission

Long term timeline	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested

Exhibit D

Confidential

KNOW-HOW Generated by Prof. Baasov

Written by T. Baasov 26.08.2013

A) Proof of Principle: Decreased selectivity toward mitochondrial versus cytoplasmic ribosome confers decreased toxicity of compounds disclosed in the licensed patent.

One Sentence Summary: Here we provide answer on the question whether the ability of aminoglycoside to block mitochondrial or cytoplasmic protein synthesis in mammalian cells is a major cause in AG toxicity and provide proof of principle that by using mechanism-based drug-redesign we can mitigate aminoglycoside- induced toxic side effects.

Compelling evidence is now available that aminoglycoside (AG) antibiotics can induce the mammalian ribosome to suppress disease-causing nonsense mutation and partially restore the expression of functional proteins. However, prolonged AG treatment can cause detrimental side effects in patients, including cytotoxicity, nephrotoxicity and ototoxicity. Recent mechanistic postulates consider the contributions of mitochondrial and/or cytoplasmic protein synthesis inhibition to AG-induced ototoxicity. Yet, which of these mechanisms is imperative remain unclear. We showed that AGs that inhibit mitochondrial protein synthesis in mammalian cells perturb cell respiration, leading to time- and dose-dependent increase in superoxide overproduction and accumulation of free ferrous iron in mitochondria due to oxidative damage of mitochondrial aconitase, ultimately leading to cell apoptosis via the Fenton reaction. We demonstrated that these deleterious effects increase with the increased inhibition potency of AG on the mitochondrial rather than cytoplasmic protein synthesis, which in turn correlates with the measured cytotoxicity/ototoxicity potential of the tested compounds both in the cochlear explants and in vivo guinea pig model of ototoxicity. The deleterious effects of AGs were alleviated in cell culture and in guinea pig by the administration of synthetic AGs specially designed for the treatment of genetic diseases caused by nonsense mutations. This work highlights the benefit of mechanism-based drug-redesign strategy to mitigate drug-induced side effects, with the goal to maximize the translational value of “read-through therapy” approach to the point where it can actually help patients suffering from genetic diseases caused by nonsense mutations.

B)	Potential Treatment of Leishmaniasis by designer AGs: compounds disclosed in the licensed patent that Exhibit Significantly Improved Activity than Paromomycin against Leishmaniasis.

Leishmaniasis, a parasitic disease caused by protozoa of the genus Leishmania, affects millions of people worldwide. The current state-of-art in treating leishmaniasis is based on chemotherapy using a limited array of drugs such as antimony containing agents, amphotericin B, and recently Miltefosine. However, due to the emergence of pronounced parasite drug resistance in some regions, relatively high costs, and/or the severe toxic effects; there has been an extensive search over the last few years for new therapeutic agents. Paromomycin, a clinically approved AG for the treatment of various bacterial and parasitic infections, is the major component of a topical ointment (Leishcutan) used to treat cutaneous leishmaniasis caused by several species of parasites, and attempts have been made to further improve existing formulations. Paromomycin is also effective against visceral leishmaniasis, the fatal form of this disease, and it is registered in India and Nepal. Clinical trials using Paromomycin in combination with other anti-leishmanial drugs are underway in order to prevent development of parasite resistance. Recently, by solving three dimensional X-Ray structures of AGs in the Leishmania ribosomal A-site, we identified molecular attributes for AGs activity against leishmaniasis (Baasov et al., PNAS 2013). Based on these finding we proposed that some of our compounds of NB-series especially developed to act on the eukaryotic ribose would also act against leishmaniasis. To test this hypothesis, we tested our designer structures for inhibition of growth using two species, L. major and L. donovani, which induce cutaneous and visceral leishmaniasis in humans, respectively. We found that some of them are more potent than paromomycin against both strains while in parallel they exhibit significantly reduced toxicity than paromomycin. The combined structural and physiological data sets the ground for the use of these designer structures as potential therapeutic agents against leishmaniasis.

C)	Potential Treatment of Cancer by Designer AGs: compound disclosed in the licensed patent that Exhibit Significantly Improved Efficiency to treat rescue functional P53.

Many cancers are linked to a premature termination codon (PTC) in a tumor suppressor (TS) gene, resulting in the loss of protein expression or the synthesis of a truncated protein unable to either inhibit cell proliferation or promote apoptosis. Cancers are particularly suitable for treatment with readthrough- inducing drugs. Indeed, TS genes are especially good candidates for PTC suppression because they have a higher frequency of nonsense mutation than oncogenes, most of which are inactivated by missense mutations. We demonstrated that designer AGs of NB-series efficiently suppress PTC mutations and induce the expression of full-length functional P53 protein in a series of cancel cell lines from patients with mutant P53 protein. We also demonstrated that treatment with designer AGs decreased the viability of cancer cells specifically in the presence of nonsense-mutated P53 gene.

Exhibit E

Description of Technology Transfer Material

A) Proof of Principle: Decreased selectivity toward mitochondrial versus cytoplasmic ribosome confers decreased toxicity of compounds disclosed and/or claimed in the TRDF Patent Rights (“Disclosed Compounds”).

One Sentence Summary: Here we provide answer on the question whether the ability of Disclosed Compounds to block mitochondrial or cytoplasmic protein synthesis in mammalian cells is a major cause in AG toxicity and provide proof of principle that by using such covered compounds made throught mechanism-based drug-redesign we can mitigate aminoglycoside-induced toxic side effects.

Compelling evidence is now available that aminoglycoside (AG) antibiotics can induce the mammalian ribosome to suppress disease-causing nonsense mutation and partially restore the expression of functional proteins. However, prolonged AG treatment can cause detrimental side effects in patients, including cytotoxicity, nephrotoxicity and ototoxicity. Recent mechanistic postulates consider the contributions of mitochondrial and/or cytoplasmic protein synthesis inhibition to AG-induced ototoxicity. Yet, which of these mechanisms is imperative remain unclear. We showed that Disclosed Compounds that inhibit mitochondrial protein synthesis in mammalian cells perturb cell respiration, leading to time- and dose-dependent increase in superoxide overproduction and accumulation of free ferrous iron in mitochondria due to oxidative damage of mitochondrial aconitase, ultimately leading to cell apoptosis via the Fenton reaction. We demonstrated that these deleterious effects increase with the increased inhibition potency of AG on the mitochondrial rather than cytoplasmic protein synthesis, which in turn correlates with the measured cytotoxicity/ototoxicity potential of the tested compounds both in the cochlear explants and in vivo guinea pig model of ototoxicity. The deleterious effects of AGs were alleviated in cell culture and in guinea pig by the administration of Disclosed Compounds specially designed for the treatment of genetic diseases caused by nonsense mutations. This work highlights the benefit of Disclosed Compounds to mitigate drug-induced side effects, with the goal to maximize the translational value of “read-through therapy” approach to the point where it can actually help patients suffering from genetic diseases caused by nonsense mutations.

B)	Potential Treatment of Leishmaniasis by Disclosed Compounds: Disclosed Compounds that Exhibit Significantly Improved Activity than Paromomycin against Leishmaniasis.

Leishmaniasis, a parasitic disease caused by protozoa of the genus Leishmania, affects millions of people worldwide. The current state-of-art in treating leishmaniasis is based on chemotherapy using a limited array of drugs such as antimony containing agents, amphotericin B, and recently Miltefosine. However, due to the emergence of pronounced parasite drug resistance in some regions, relatively high costs, and/or the severe toxic effects; there has been an extensive search over the last few years for new therapeutic agents. Paromomycin, a clinically approved AG for the treatment of various bacterial and parasitic infections, is the major component of a topical ointment (Leishcutan) used to treat cutaneous leishmaniasis caused by several species of parasites, and attempts have been made to further improve existing formulations. Paromomycin is also effective against visceral leishmaniasis, the fatal form of this disease, and it is registered in India and Nepal. Clinical trials using Paromomycin in combination with other anti-leishmanial drugs are underway in order to prevent development of parasite resistance. Recently, by solving three dimensional X-Ray structures of AGs in the Leishmania ribosomal A-site, we identified molecular attributes for Disclosed Compounds activity against leishmaniasis (Baasov et al., PNAS 2013). Based on these finding we proposed that some of our Disclosed Compounds of NB-series especially developed to act on the eukaryotic ribose would also act against leishmaniasis. To test this hypothesis, we tested our designer structures for inhibition of growth using two species, L. major and L. donovani, which induce cutaneous and visceral leishmaniasis in humans, respectively. We found that some of them are more potent than paromomycin against both strains while in parallel they exhibit significantly reduced toxicity than paromomycin. The combined structural and physiological data sets the ground for the use of these designer structures as potential therapeutic agents against leishmaniasis.

C)	Potential Treatment of Cancer by Disclosed Compounds: Disclosed Compounds that Exhibit Significantly Improved Efficiency to treat rescue functional P53.

Many cancers are linked to a premature termination codon (PTC) in a tumor suppressor (TS) gene, resulting in the loss of protein expression or the synthesis of a truncated protein unable to either inhibit cell proliferation or promote apoptosis. Cancers are particularly suitable for treatment with readthrough-inducing drugs. Indeed, TS genes are especially good candidates for PTC suppression because they have a higher frequency of nonsense mutation than oncogenes, most of which are inactivated by missense mutations. We demonstrated that Disclosed Compounds of NB-series efficiently suppress PTC mutations and induce the expression of full-length functional P53 protein in a series of cancel cell lines from patients with mutant P53 protein. We also demonstrated that treatment with Disclosed Compounds decreased the viability of cancer cells specifically in the presence of nonsense-mutated P53 gene.